                                                                      Exhibit 5

                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                              Columbus, Ohio 43215
                            Telephone: (614) 227-2000
                               Fax: (614) 227-2100


                                November 22, 2002

Acorn Products, Inc.
390 W. Nationwide Blvd.
Columbus, Ohio  43215

         Re:      Registration Statement on Form S-8
                  Acorn Products, Inc. Second Amended and Restated 1997 Stock Incentive Plan (the "Plan")

Gentlemen:

         We have acted as counsel for Acorn Products, Inc., a Delaware corporation ("Acorn"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by Acorn with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 150,000 shares of Acorn Common Stock, $.01 par value (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of Acorn as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ Porter, Wright, Morris & Arthur LLP

                                        PORTER, WRIGHT, MORRIS & ARTHUR LLP